Exhibit 99.1

For further information:

Dennis Klaeser, CFO

PrivateBancorp, Inc.

312-683-7100

FOR IMMEDIATE RELEASE

PRIVATEBANCORP, INC. ANNOUNCES REDEMPTION OF
PREFERRED SECURITIES OF PRIVATEBANCORP CAPITAL TRUST I

Chicago, IL, November 22, 2005---PrivateBancorp, Inc. (NASDAQ: PVTB) announced today that all 2,000,000 shares of the 9.50% Cumulative Trust Preferred Securities (the “Trust Preferred Securities”) issued by PrivateBancorp Capital Trust I (the “Trust”) will be redeemed on December 31, 2005 (the “Redemption Date”), at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. In accordance with the Amended and Restated Trust Agreement governing the Trust Preferred Securities, December 15, 2005 has been established as the record date for determining holders entitled to receive the redemption price. The Trust Preferred Securities are listed on the NASDAQ National Market under the symbol “PVTBP.” Distributions will cease to accrue on the Trust Preferred Securities effective on the Redemption Date. Wilmington Trust Company serves as Property Trustee for the Trust.

The redemption of the Trust Preferred Securities is a result of the concurrent redemption by PrivateBancorp of its 9.50% Junior Subordinated Debentures due 2030, all of which are held by the Trust. PrivateBancorp intends to issue additional trust preferred securities in a pooled transaction and use the proceeds therefrom to fund the redemption of the Trust Preferred Securities and the Debentures.

PrivateBancorp was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.3 billion as of September 30, 2005, has 13 offices located in the Chicago, Detroit, Milwaukee, and St. Louis metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.